Exhibit 10.2

THE GREENBRIER COMPANIES, INC.
RESTRICTED STOCK UNIT AWARD NOTICE
2021 STOCK INCENTIVE PLAN
(Time-Based Vesting)

The Greenbrier Companies, Inc. (the "Company") has granted to you (the "Participant") a Restricted Stock Unit Award (the "Award"). The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the "Award Notice"), the attached Restricted Stock Unit Award Agreement (the "Agreement") and the Company's 2021 Stock Incentive Plan (the "Plan"), which is available by scanning the attached QR code.

Participant:
Grant Date:
Number of Restricted Stock Units ("Units"):

Vesting Schedule: The Award will vest with respect to the number of Units on the Vesting Dates indicated below:

Vesting Date	Number of Restricted Stock Units Vesting

The Award will vest on an accelerated basis as follows: in the event of your Termination of Service due to death or Disability, the Award will vest with respect to 100% of the remaining unvested Units effective immediately prior to your Termination of Service.

In the event of your Termination of Service by the Company without Cause, by you for Good Reason, or by you due to Retirement (and the Plan Administrator determines you have satisfied the Retirement requirements established by the Company and set forth in the Agreement), the Award will vest (on the next Vesting Date) with respect to a prorated portion of the Units that would have vested if your service had continued until the next Vesting Date, prorated based on the number of days of service you completed between the previous Vesting Date and the date of your Termination of Service, provided that you execute a general release of claims, containing restrictive covenants, and in the form provided by the Company, within 21 calendar days (or 45 calendar days if necessary to comply with applicable law, as determined by the Administrator in its discretion) after such Termination of Service and, if you are entitled to a seven calendar day post-signing revocation period under applicable law, do not revoke such release during such seven calendar day period (such 21 or 45 calendar day period together with, if applicable, such seven calendar day revocation period, the “Release Consideration Period”). All remaining unvested Restricted Stock Units will be forfeited.

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, the Award Notice, the Agreement and the Plan. You further acknowledge that as of the Grant Date, the Award Notice, the Agreement and the Plan set forth the entire understanding between you and the Company regarding the Award and supersede all prior oral and written agreements on the subject with the exception of a change of control agreement, if any, between you and the Company in effect on the Grant Date. In the event of any conflict between the provisions of this Award Notice, the Agreement or the Plan, on the one hand, and the provisions of such change of control agreement, on the other hand, such change of control agreement shall govern. In the event of your Termination of Service in connection with which you receive vesting acceleration under such change in control agreement, the vesting acceleration provisions in such change of control agreement, and not set forth above, will govern.

THE GREENBRIER COMPANIES, INC. ___________________________________ By: Its:	PARTICIPANT ___________________________________
Incorporated Documents: 1. Restricted Stock Unit Award Agreement 2. 2021 Stock Incentive Plan 3. Plan Summary

THE GREENBRIER COMPANIES, INC.
RESTRICTED STOCK UNIT AWARD NOTICE
2021 STOCK INCENTIVE PLAN
(Performance-Based Vesting)

The Greenbrier Companies, Inc. (the "Company") has granted to you (the "Participant") a Restricted Stock Unit Award (the "Award"). The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the "Award Notice"), the attached Restricted Stock Unit Award Agreement (the "Agreement") and the Company's 2021 Stock Incentive Plan (the "Plan"), which is available by scanning the attached QR code.

Participant:
Grant Date:
Number of Restricted Stock Units ("Units"):

Vesting Schedule: The Award will vest with respect to the number of Units set forth below upon the Committee's determination following the end of the applicable performance period regarding the level of performance achieved with respect to the applicable Threshold, Target and Maximum performance goals set forth on Appendix A to the Agreement.

Performance Goal	Threshold Units	Target Units	Maximum Units

For achievement of performance between these levels, the Award will vest with respect to the number of Units interpolated from the amounts set forth above on a straight-line basis.

The Award will vest on an accelerated basis as follows: in the event of your Termination of Service due to death or Disability, the Award will vest with respect to 100% of the remaining unvested Units assuming Target level of achievement effective immediately prior to your Termination of Service.

In the event of your Termination of Service by the Company without Cause, by you for Good Reason, or by you due to Retirement, and the Plan Administrator determines you have satisfied the Retirement requirements established by the Company and set forth in the Agreement, upon the Committee's determination following the end of the applicable performance period regarding the level of performance achieved, the Award will vest with respect to a prorated portion of the Units that would have vested based on achievement of Performance Goals, prorated based on the number of days of service you completed between the beginning date of the applicable performance period and the date of your Termination of Service, provided that you execute a general release of claims, containing restrictive covenants, and in the form provided by the Company, within 21 calendar days (or 45 calendar days if necessary to comply with applicable law, as determined by the Administrator in its discretion) after such Termination of Service and, if you are entitled to a seven calendar day post-signing revocation period under applicable law, do not revoke such release during such seven calendar day period (such 21 or 45 calendar day period together with, if applicable, such seven calendar day revocation period, the “Release Consideration Period”).

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, the Award Notice, the Agreement and the Plan. You further acknowledge that as of the Grant Date, the Award Notice, the Agreement and the Plan set forth the entire understanding between you and the Company regarding the Award and supersede all prior oral and written agreements on the subject with the exception of a change of control agreement, if any, between you and the Company in effect on the Grant Date. In the event of any conflict between the provisions of this Award Notice, the Agreement or the Plan, on the one hand, and the provisions of such change of control agreement, on the other hand, such change of control agreement shall govern. In the event of your Termination of Service in connection with which you receive vesting acceleration under such change in control agreement, the vesting acceleration provisions in such change of control agreement, and not set forth above, will govern.

THE GREENBRIER COMPANIES, INC. ___________________________________ By: Its:	PARTICIPANT ___________________________________
Incorporated Documents: 1. Restricted Stock Unit Award Agreement 2. 2021 Stock Incentive Plan 3. Plan Summary

THE GREENBRIER COMPANIES, INC.

2021 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Notice (the "Award Notice") and this Restricted Stock Unit Award Agreement (this "Agreement"), The Greenbrier Companies, Inc. (the "Company") has granted you a Restricted Stock Unit Award (the "Award") under its 2021 Stock Incentive Plan (the "Plan") for the number of Restricted Stock Units indicated in your Award Notice. Capitalized terms not explicitly defined in this Agreement or the Award Notice but defined in the Plan shall have the same definitions as in the Plan.

The details of the Award are as follows:

1. Vesting and Settlement

Subject to the terms of this Agreement, the Award will vest and become payable according to the vesting schedule set forth in the Award Notice (the "Vesting Schedule"). One share of the Company's Common Stock will be issuable for each Restricted Stock Unit that vests and becomes payable. The Company will issue the Shares by registering the Shares in book entry form with the Company's transfer agent in your name and any applicable restrictions will be noted in the records of the Company's transfer agent and in the book entry system. Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as "Vested Units." Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as "Unvested Units." The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) and become payable in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the "Units"). As soon as practicable after Unvested Units become Vested Units, the Company will settle the Vested Units by issuing to you one share of the Company's Common Stock for each Vested Unit. The Award will terminate, and the Unvested Units will be subject to forfeiture upon your Termination of Service as set forth in Section 2.

2. Termination of Service

2.1 Unless the Plan Administrator determines otherwise prior to your Termination of Service, upon your Termination of Service any portion of the Award that has not vested as provided in Section 1 will immediately terminate and be forfeited to the Company without payment of any consideration to you. You will have no further rights, and the Company will have no further obligations to you, with respect to such Unvested Units.

2.2 For purposes of this Agreement, "Cause" means (i) a willful and continued failure to perform substantially the Participant's duties with the Company, other than such failure (A) resulting from Participant's Disability or incapacity due to bodily injury or physical or mental illness; or (B) for which a demand for substantial performance is delivered to Participant which specifically identifies the manner in which Participant has not substantially performed Participant's duties and provides a 30-day period during which time Participant may take corrective actions, which period of time has not yet expired; or (ii) the conviction of the

Participant (including a plea of nolo contendere) of a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the Participant's ability to perform substantially the Participant's duties for the Company.

2.3 For purposes of this Agreement, “Good Reason” means the occurrence of any one or more of the following events without the Participant’s prior consent, unless the Company or any of its Affiliates corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction, as determined by the Company in its sole discretion) as provided below:

(a)a material change in Participant’s status, positions, duties or responsibility as an employee of the Company which may reasonably be considered to be an adverse change

(b)a reduction by the Company of Participant’s base salary exceeding 5 percent of Participant’s prior year’s base salary (or an adverse change in the form or timing of the payment thereof);

(c)a reduction by the Company of Participant’s annual bonus exceeding 20 percent of Participant’s prior year’s annual bonus (unless such reduction relates to the amount of annual bonus payable to Participant for the achievement of specified performance goals or to the attainment of profitability levels of the Company or certain of its Affiliates, and the non-achievement of such goals and/or the non-attainment of profitability levels of the Company or certain of its Affiliates is the reason for the reduction in Participant’s annual bonus compared to the prior year’s bonus); or

(d)for Participants who are not working remotely, the Company’s requiring the Participant to be based at any office more than 35 miles from where Participant’s office is located.

2.4 For purposes of this Agreement, "Retirement" means a Termination of Service voluntarily by Participant on or after the date that the sum of Participant's (1) age (rounded down) plus (2) years of employment or service with the Company or its subsidiaries (rounded down) equals or exceeds 70. If Participant's employment or service previously terminated and Participant recommenced employment or service with the Company or its subsidiaries more than one year after the date of Participant's Termination of Service, the period of such previous employment or service will not count towards years of service. If Participant's employment or service previously terminated and Participant recommenced employment or service with the Company or its subsidiaries within one year or less of the date of Participant's Termination of Service, the period of such previous employment or service will count towards years of service. For subsidiaries acquired by the Company, only employees of such subsidiary who were employed on the date of the closing of the acquisition of such subsidiary will be given credit for years of service with such subsidiary prior to the date of such closing. In order for Participant to incur a Retirement for purposes of this Agreement, Participant must notify the Company of such Participant's anticipated Retirement at least 6 months prior to the effective date of such Participant's Retirement.

3. Securities Law Compliance

3.1 You represent and warrant that you (a) have been furnished with a copy of the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.

3.2 You hereby agree that you will in no event sell or distribute all or any part of the shares of the Company's Common Stock that you receive pursuant to settlement of this Award (the "Shares") unless (a) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. You understand that the Company has no obligation to you to maintain any registration of the Shares with the SEC and has not represented to you that it will so maintain registration of the Shares.

3.3 You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the "Acts") and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

3.4 You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys' fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.

4. Transfer Restrictions

Units may not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law.

5. No Rights as Stockholder

You will not have voting or other rights as a stockholder of the Common Stock with respect to the Units.

6. Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Units and the Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Units and receiving or disposing of the Shares. Prior to executing the Award Notice, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the Units and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

7. Dividend Equivalent Rights

In the event that the Company pays an ordinary cash dividend on its Common Stock and the dividend record date occurs before all of the Units subject to the Award have either been settled or terminated, the Company will credit the Award with a dollar amount equal to (a) the per share cash dividend paid by the Company on its Common Stock on the dividend payment date, multiplied by (b) the total number of outstanding and unsettled Restricted Stock Units subject to the Award (including Unvested Units) as of the dividend record date (the "Dividend Equivalent Rights"). Any Dividend Equivalent Rights credited shall be subject to the same vesting, payment and other terms, conditions and restrictions as the Restricted Stock Units to which they relate; provided, however, that the amount of any Dividend Equivalent Rights shall be paid in cash or in shares of the Company's Common Stock (in either case, without interest), as determined by the Committee in its sole discretion on or before the date such Dividend Equivalent Rights are paid. Any Dividend Equivalent Rights paid in the form of shares of the Company's Common Stock will be calculated by dividing (a) the amount of the Dividend Equivalent Rights by (b) the Fair Market Value of the Company's Common Stock on the dividend payment date (rounded down to the nearest whole number of shares).

8. Withholding

8.1 Responsibility for Taxes. You are ultimately responsible for all taxes owed in connection with the Award (e.g., upon vesting and/or upon receipt of the Shares), including any federal, state, local or foreign taxes of any kind required by law to be withheld by the Company or a Related Company in connection with the Award, including FICA or any other tax obligation (the "Tax Withholding Obligation"), regardless of any action the Company or any Related Company takes with respect to any such Tax Withholding Obligation. The Company makes no representation or undertaking regarding the adequacy of any tax withholding made in connection with the Award. The Company has no obligation to deliver Shares pursuant to the Award until you have satisfied the Tax Withholding Obligation.

8.2 Tax Withholding. As a condition to the issuance of Shares pursuant to this Award, you agree to make arrangements satisfactory to the Company for the payment of the Tax Withholding Obligation that arises upon receipt of the Shares or otherwise. The Company may withhold from the shares otherwise payable to you with respect to your Vested Units the number of whole shares of the Company's common stock required to satisfy the minimum applicable Tax Withholding Obligation, the number to be determined by the Company based on the Fair Market Value of the Company's Common Stock on the date the Company is required to withhold. The Company may require you to satisfy your Tax Withholding Obligation by instructing and authorizing the Company and the brokerage firm determined acceptable to the Company for such purpose to sell on your behalf a whole number of Shares from those Shares issuable to you in payment of Vested Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. Notwithstanding the forgoing, to the maximum extent permitted by law, the Company has the right to retain without notice from salary or other amounts payable to you, an amount sufficient to satisfy the Tax Withholding Obligation.

9. General Provisions

9.1 Assignment. The Company may assign its forfeiture rights at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company's Board of Directors.

9.2 No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

9.3 Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Units pursuant to the express provisions of this Agreement.

9.4 Successors and Assigns. The provisions of this Agreement and the Award Notice will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

9.5 No Employment or Service Contract. Nothing in the Plan or this Agreement will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other service relationship at any time, with or without Cause.

9.6 Section 409A Compliance. This Award and any Shares issuable thereunder are intended to qualify for an exemption from or comply with Section 409A. Notwithstanding any other provision in this Award Agreement, the Award Notice and the Plan to the contrary, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but will not be required, to unilaterally amend or modify this Award Agreement or the Award Notice so that the Award qualifies for exemption from or complies with Section 409A; provided, however, that the Company makes no representations that the Award will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Award. No provision of this Award Agreement or the Award Notice will be interpreted or construed to transfer any liability for failure to comply with Section 409A from you or any other individual to the Company. By executing the Award Notice, you agree that you will be deemed to have waived any claim against the Company with respect to any such tax consequences. In the event the Release Consideration Period includes the immediately subsequent Vesting Date, any vesting that would otherwise occur on such Vesting Date will occur on the business day immediately following such Release Consideration Period.

9.7 Recoupment. You agree that the Award and any other award granted to you under the Plan (including, in each case, any proceeds, gains or other economic benefit received by you therefrom), and any other compensation paid to you by the Company, will be subject to any recoupment, clawback or similar policy of the Company, as may be adopted from time to time, including The Greenbrier Companies, Inc. Mandatory Clawback Policy as in effect as of the date hereof and as may be further amended from time to time. No recovery of compensation under such a policy will constitute an event that triggers or contributes to any right you may have to resign for "good reason" or "constructive termination" (or similar term) under any arrangement with the Company.